Exhibit 10.11

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (“Third Amendment”) is entered into as of September 11, 2013 (the “Third Amendment Effective Date”), by and between HMC MID-MARKET VENTURES LLC, a Delaware limited liability company (“Landlord”) and ZENDESK INC., Delaware corporation (“Tenant”) with reference to the following facts:

A.	Landlord (as successor in interest to 989 Market Associates) and Tenant are parties to that certain Office Lease dated April 29, 2011 and that certain Addendum to Office Lease attached thereto (collectively, the “Original Lease”), which lease has been previously amended by that certain First Amendment to Lease dated June 28, 2011 (the “First Amendment” and by that certain Second Amendment to Lease entered into as of August 11, 2011 (the “Second Amendment”) (the Original Lease, as so amended, being referred to herein as the “Lease”), pursuant to which Landlord leases to Tenant space described as “Suite 200” and “Suite 300” (collectively, the “Premises”), consisting of the entire second (2nd) and third (3rd) floors, respectively, of the building located at 989 Market Street, San Francisco, California (the “Building”).

B.	The Lease, by its terms is scheduled to expire on October 31, 2014 (“Current Termination Date”), and the parties desire to extend the Lease Term, all on the following terms and conditions.

C.	Landlord has remeasured the Premises in accordance with the guidelines for such measurements specified in the American National Institute Publication ANSI.Z65.1-1996, as adopted by the Building Owners and Managers Association, as interpreted and applied by Landlord’s measurement firm to the Building and the Premises (“1996 BOMA”, and such remeasurement being referred to herein as the “New Measurement”). As a consequence of the New Measurement, Landlord has determined that the Premises consist of 34,891 rentable square feet.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Extension . Commencing on November 1, 2014 (“Extension Date”), the Lease Term is hereby extended for a period of five (5) years and shall expire on October 31, 2019 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Lease Term commencing on the Extension Date and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”, and unless the context clearly provides otherwise, from and after the Extension Date, references in the Lease to the “Lease Term” shall be deemed to include the Extended Term, and references in the Lease to the “Expiration Date” shall mean Extended Termination Date.

2.Base Rent. The schedule of Base Rent payable with respect to the Premises during the Extended Term shall be as follows:

Period	Annual Rate Per Rentable Square Foot	Monthly Base Rent
November 1, 2014—October 31, 2015	$52.00	$151,194.33
November 1, 2015—October 31, 2016	$53.56	$155,730.15
November 1, 2016—October 31, 2017	$55.17	$160,411.36
November 1, 2017—October 31, 2018	$56.82	$165,208.88
November 1, 2018—October 31, 2019	$58.53	$170,180.85

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

3.Operating Expenses, Real Estate Taxes, Services and Utilities .

(a) Generally. Tenant shall continue to pay Tenant’s Pro Rata Share of Operating Expenses and Real Estate Taxes in accordance with the terms of the Lease, except that during the Extended Term, Tenant shall pay for janitorial services and utilities for Suite 300 in the same manner as Tenant pays for janitorial services and utilities for Suite 200, as detailed in Section 2 of the Second Amendment; provided, however, if any utility is not separately metered for Suite 300, then Tenant shall pay Tenant’s Pro Rata Share for such utility to Landlord without regard for Landlord’s cost for such utility with respect to the Building during the Base Year. Accordingly, janitorial services and Building utilities (to the extent Tenant paid for such utilities under this Section 3(a)) shall be excluded from Operating Expenses for the Base Year and subsequent calendar years of the Lease Term for purposes of determining escalations under Section 6.2 of the Original Lease.

(b) Base Year and Tenant’s Pro Rata Share. During the Extended Term, (i) the Base Year shall be calendar 2015, and (ii) based on the New Measurement, Tenant’s Pro Rata Share shall be 31.3%.

4. Improvements to Premises.

(a) Condition. Tenant has inspected the Premises and agrees to accept the same in “as is” condition without any agreements, representations, understandings or obligations on the part of Landlord to (i) perform any alterations, additions, repairs or improvements (other than Landlord’s maintenance and repair obligations under the Original Lease), (ii) fund or otherwise pay for any alterations, additions, repairs or improvements (except as expressly set forth herein), or (iii) grant Tenant any free rent, concessions, credits or contributions of money. Tenant shall be permitted to perform Alterations in the Premises, subject to the terms and conditions set forth in Section 10.4 of the Original Lease.

(b) Allowance.

(i) Allowance. So long as no default has occurred and is continuing after written notice and expiration of the applicable cure periods on the Extension Date (but subject to the terms and conditions of Section 4(c) below), Landlord agrees to contribute a sum of $523,365.00 (i.e., $15.00 per rentable square foot of the Premises) (the “Allowance”) toward the cost of Tenant’s Alterations constructed after the Extension Date. If Tenant is in default under the Lease and such default is continuing at the time the Allowance would otherwise be disbursed to Tenant, the Allowance shall not be forfeited, but disbursement thereof shall be postponed until the applicable default is cured. In no event shall Landlord be required to disburse an amount greater than the Allowance.

(ii) Conversion to Rent. Tenant may elect to apply any unused portion of the Allowance toward Rent payable under the Lease (as amended hereby) by delivering written notice of such election to Landlord on or before the Extension Date.

(iii) Use of Allowance. Except as otherwise set forth in this Section 4(b)(iii), Tenant may only use the Allowance for the following: (i) the cost of preparing design and construction documents in connection with the construction of Alterations in the Premises after the Extension Date, (ii) hard costs in connection with the construction of Alterations in the Premises after the Extension Date, (iii) Landlord’s construction management fee in amount equal to five percent (5%) of the total cost of the applicable Alterations, (iv) Rent, pursuant to the provisions of Section 4(b)(ii) above, and (v) permitting costs in connection with Alterations to be installed or constructed in the Premises after the Extension Date (collectively, the “Allowance Items”). In no event shall Tenant be permitted to apply the Allowance toward furnishings, equipment, trade fixtures, cabling or moving expenses.

(iv) Allowance Use Periods. If Tenant has not used the entire amount of the Allowance on or before December 31, 2015 or has otherwise elected to apply the Allowance to Base Rent, as permitted by Section 4(b)(ii) above, then any unused portion of the Allowance that Tenant is entitled to use shall automatically be credited against the monthly installment(s) of Base Rent next due and payable until exhausted.

(c) Disbursement of Allowance. If the Allowance is applied to Base Rent, then Landlord shall apply the Allowance monthly toward the payment of Base Rent. If Tenant elects to have the Allowance used for Allowance Items, the Allowance shall be paid to Tenant in periodic disbursements within thirty (30) days after (but no earlier than the fifth day of the calendar month immediately following the expiration of such 30-day period) Landlord’s receipt of the following documentation: (A) Tenant’s application for payment and a certified statement from Tenant’s contractor substantially in the form of AIA Document G-702, covering all work for which disbursement is to be made up to a date specified therein (a “Tenant Disbursement Request”); (B) a certification from the applicable project architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; and (C) contractor’s, subcontractor’s and material supplier’s waivers of liens which shall cover all Alterations for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the State of California together with all such invoices, contracts, or other supporting data as Landlord or Landlord’s mortgagee may reasonably require. Upon completion of the applicable Alterations, Tenant shall furnish Landlord with: (1) general contractor and architect’s completion affidavits, (2) full and final waivers of lien, (3) receipted bills covering all labor and materials expended and used, (4) as-built plans for the applicable Alterations in the Premises, and (5) the certification of Tenant’s architect that the applicable Alterations have been installed in a good and workmanlike manner, in accordance with plans approved by Landlord, and in accordance with applicable Laws. Landlord shall not be required to disburse any part of the Allowance more than one time per calendar month, or to disburse any part of the Allowance (taken in the aggregate) during the continuance of an uncured default (without regard to any notice or cure period), and Landlord’s obligation to disburse shall only resume when and if such default is cured. If Landlord, in good faith, disputes any item in a Tenant Disbursement Request based on non-compliance of any work with plans approved by Landlord or due to any substandard work, and Landlord delivers a written objection to any such item setting forth Landlord’s reasons for its dispute (a “Draw Dispute Notice”), within ten (10) business days following delivery of the Tenant Disbursement Request, Landlord may deduct the amount of such disputed item from the payment. Landlord and Tenant shall diligently, and in good faith, endeavor to resolve any such dispute. Landlord’s payment of any portion of the Allowance shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in the applicable Tenant Disbursement Request.

5. Security Deposit. Concurrently with Tenant’s execution and delivery of this Third Amendment, Tenant shall pay Landlord the amount necessary to increase the Security Deposit to $302,388.66.

6. Renewal Options.

(a) Deletion of Prior Renewal Options. Any prior Tenant option to renew or otherwise extend the Lease Term is hereby deleted in its entirety, and shall have no further force or effect.

(b) Grant of Options; Conditions. Tenant shall have the right to further extend the Lease Term (a “Renewal Option”) with respect to the entire Premises for two (2) additional periods as follows: (i) the first for a period of forty-two (42) months commencing on November 1, 2019 and expiring on April 30, 2023 (the “First Renewal Term”), and (ii) the second for a period of fifty (50) months, commencing on May 1, 2023 and expiring on June 30, 2027 (the “Second Renewal Term”, and collectively referred to herein as the “Renewal Terms”) if:

(i) Landlord receives irrevocable notice of exercise of the applicable Renewal Option (“Renewal Notice”) no earlier than thirteen (13) months and no later than ten (10) months prior to the expiration of the Extended Term or First Renewal Term, as the case may be; and

(ii) Tenant is not in default under the Lease beyond the applicable notice and the grace period at the time that Tenant delivers its Renewal Notice or at the time Tenant delivers (or is deemed to have delivered) its Binding Notice or Rejection Notice (as said terms are defined below); and

(iii) Tenant occupies the entire Premises at the time that Tenant delivers the applicable Renewal Notice and at the time Tenant delivers (or is deemed to have delivered) its Binding Notice or Rejection Notice; and

(iv) The Lease has not been assigned (other than pursuant to a Permitted Disposition) prior to the date that Tenant delivers the applicable Renewal Notice or at the time Tenant delivers (or is deemed to have delivered) its Binding Notice or Rejection Notice.

(c) Base Rent Payable During Renewal Terms. The Base Rent rate per rentable square foot for the Premises during each Renewal Term shall equal the Prevailing Market (defined below) rate per rentable square foot for the Premises, determined as set forth below.

(d) Initial Procedure for Determining Prevailing Market. After receipt of a Renewal Notice from Tenant, Landlord shall advise Tenant in writing of Landlord’s determination of the Prevailing Market rate for the Premises for the applicable Renewal Term. Within fifteen (15) days after the date on which Landlord delivers such notice, Tenant shall either (i) give Landlord final binding written notice of Tenant’s exercise of the applicable Renewal Option (“Binding Notice”) upon the terms set forth in Landlord’s notice, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (“Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or a Rejection Notice within such fifteen (15) day period, Tenant shall be deemed to have delivered a Rejection Notice. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into a Renewal Amendment (as defined below) upon the terms and conditions set forth in Landlord’s notice to Tenant. If Tenant provides (or is deemed to have provided) Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises for the applicable Renewal Term. Upon agreement, Landlord and Tenant shall enter into a Renewal Amendment (defined below) in accordance with the terms and conditions agreed upon. However, if Landlord and Tenant fail to agree upon the Prevailing Market rate within thirty (30) days after the date Tenant provides Landlord with a Rejection Notice (the “Negotiation Period”), the Prevailing Market rate shall be determined in accordance with the arbitration procedures described below.

(e) Arbitration Procedure.

(i) Within five (5) business days after the date of expiration of the Negotiation Period, Landlord and Tenant shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the applicable Renewal Term, together with any documentation and/or materials deemed relevant by said party to support the dollar amount reflected in said estimate (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within fourteen (14) days after the exchange of Estimates, Landlord and Tenant shall each select a real estate broker to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the applicable Renewal Term. Each such real estate broker so selected shall have had at least the immediately preceding ten (10) years’ experience as a real estate broker leasing first-class office space in the San Francisco financial district and “Mid-Market” area, with working knowledge of current rental rates and practices.

(ii) Upon selection, Landlord’s broker and Tenant’s broker shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises for the applicable Renewal Term. The Estimate chosen by the brokers shall be binding on both Landlord and Tenant. If either Landlord or Tenant fails to appoint a broker within the fourteen (14) day period referred to above, the broker appointed by the other party shall be the sole broker for the purposes hereof. If the two brokers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within twenty (20) days after their appointment, then, within fourteen (14) days after the expiration of such twenty (20) day period, the two brokers shall select a third broker meeting the aforementioned criteria. After the third broker (the “Arbitrator”) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the Arbitrator shall make his or her determination as to which of the two Estimates most closely reflects the Prevailing Market rate for the applicable Renewal Term, and such Estimate shall be binding on both Landlord and Tenant. The parties shall share equally in the costs of the Arbitrator. Any fees of any appraiser, broker, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, broker, counsel or expert.

(iii) If the Prevailing Market rate has not been determined by the commencement date of the applicable Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the Extended Term or the First Renewal Term, as the case may be, until the time as the Prevailing Market rate has been determined for such applicable Renewal Term. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the applicable Renewal Term. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease (as amended hereby) and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

(iv) Renewal Amendment. If Tenant is entitled to and properly exercises any Renewal Option, Landlord shall prepare an amendment (a “Renewal Amendment”) to reflect changes in the Base Rent, Base Year (which shall be the calendar year in which the commencement of the applicable Renewal Term occurs), term, termination date and other appropriate terms. Tenant shall execute and return the Renewal Amendment to Landlord within fifteen (15) days after Tenant’s receipt of same, but an otherwise valid exercise of a Renewal Option shall be fully effective whether or not the applicable Renewal Amendment is executed.

(v) Prevailing Market. For purposes of this First Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments (other than renewal amendments with rental rates not based on 100% of the then applicable fair market rental rates) for closed transactions entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the “Mid-Market” district of San Francisco, California. “Mid-Market” is hereby defined as that set of recently renovated office buildings located in the area bordered by Market Street to the north, 3rd Street to the east, Brannan Street to the south, and 11th Street to the west, including buildings located immediately on both sides of each of the aforementioned streets, in San Francisco. The determination of the Prevailing Market shall take into account any material economic differences between the terms of the Lease and any comparison lease, such as rent abatements, tenant improvement allowances, amenities, construction costs and other concessions and the manner, if any, in which the Landlord under any such lease is reimbursed for operating expenses and taxes, as well as the level of improvements and finishes existing in the Premises. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease.

7. Right of First Offer. The Right of First Offer set forth in Section 4 of the Addendum to Office Lease, as superseded and replaced in its entirety by Section 4 of the Second Amendment, is hereby amended so that such Right of First Offer shall become an ongoing right. The limitation on the Right of First Offer set forth in Section 4 of the Second Amendment that the applicable ROFO Space become available between June 1, 2012 and October 31, 2014 is hereby deleted and shall be of no further force or effect, allowing Tenant to exercise its Right of First Offer on space after October 31, 2014 (but during the Term only), subject to the terms and conditions set forth herein and in Section 4 of the Addendum to Office Lease. Further, the following shall be added before the last sentence of Section 4 of the Addendum to Office Lease:

“; provided, however, Landlord may not execute a lease for the Offer Space with any other tenant or prospective tenant of the Building on a per square foot base rental rate that is less than ninety percent (90%) of the base rental rate per square foot set forth in the ROFO Notice. To the extent that Landlord proposes to lease Offer Space to a new tenant or prospective tenant at a base rental rate that is less than ninety percent (90%) of the base rental rate per square foot set forth in the ROFO Notice, then Landlord shall be obligated to send a new ROFO Notice to Tenant with the economic terms offered to the other tenant as required by Section 4 of the Addendum to Office Lease.”

All other terms and conditions of the Right of First Offer set forth in Section 4 of the Second Amendment shall remain in full force and effect.

8. Assignment and Subletting. Section 16 of the Original Lease is hereby amended as follows:

(a) Transfer Premium. With respect to the calculation any Transfer Premium under the terms of Section 16.1 of the Original Lease, if Tenant does not require the applicable subtenant to pay operating expenses and taxes under the sublease with such subtenant (i.e., a full service gross sublease), then for purposes of determining the Transfer Premium only, the Base Rent rate for the Lease (as amended hereby) in effect for the applicable sublease term shall be increased by $4.00 per rentable square foot for the applicable portion of the Premises that is the subject of such sublease (and such deemed increase in Base Rent for purposes of calculating the Transfer Premium shall be in lieu of Tenant’s obligation to pay Operating Expenses and Real Estate Taxes under the Lease, which amounts to be paid by Tenant shall be excluded from the calculation of any Transfer Premium).

(b) Conditions to Landlord Recapture. Section 16.2 of the Original Lease is hereby amended so that Landlord’s right to recapture the portion of the Premises that is the subject of a proposed sublease, as set forth in the last sentence of Section 16.2, shall be subject to the following conditions:

(i) The portion of the Premises that is the subject of a proposed sublease is greater than fifty-two percent (52%) of the total rentable area of the Premises at the time of the proposed sublease, and

(ii) The proposed sublease term is either (x) two years or longer, or (y) exceeds eighty percent (80%) of the then remaining Lease Term, including any Renewal Term, if Tenant has properly exercised a Renewal Option set forth in Section 6 above.

The reference to ten (10) days for Tenant to rescind a request for Landlord’s consent to a sublease in the last sentence of Section 16.2 is hereby increased to thirty (30) days.

Under all circumstances, Landlord may not unreasonably withhold, condition, or delay its consent to a sublease or assignment by Tenant. Further, the definition of “Permitted Disposition” is hereby amended to include related entities, subsidiaries, parent companies or any other company in which Tenant has a controlling interest.

9. Miscellaneous.

(a) This Third Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

(b) Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

(c) In the case of any inconsistency between the provisions of the Lease and this Third Amendment, the provisions of this Third Amendment shall govern and control.

(d) Submission of this Third Amendment by Landlord is not an offer to enter into this Third Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Third Amendment until Landlord has executed and delivered the same to Tenant.(e) Capitalized terms used in this Third Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Third Amendment.

(f) Tenant hereby represents to Landlord that Tenant has dealt with no broker, other than Cornish & Carey Newmark Knight Frank (“Tenant’s Broker”) in connection with this Third Amendment. Tenant agrees to defend, indemnify and hold Landlord harmless from all claims of any brokers (other than Tenant’s Broker) claiming to have represented Tenant in connection with this Third Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Third Amendment other than Sansome Street Advisors. Landlord agrees to defend, indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this Third Amendment.

(g) Each signatory of this Third Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

(h) Tenant and Landlord acknowledge that the content of the Lease and any related documents are confidential information. Both Landlord and Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity, other than to the members, shareholders, or parent companies of each respective party (and each such party shall include the prospective investors or any existing investor of such party) and/or their respective financial advisors, legal advisors, leasing brokers and space planning consultants. Either party shall be relieved of its obligations to hold confidential information in strict confidence with respect to any portion of such confidential information that: (i) is or later falls within the public domain without breach of the Lease; (ii) was known to, or independently developed by, the non-disclosing party prior to disclosure; (iii) becomes known to the disclosing party from a third party not owing any obligation of confidence to the non-disclosing party; (iv) the disclosing party is subject to banking, insurance or other regulation, or requirements of the Securities Exchange Commission, that would require confidential information to be disclosed to examiners or auditors, government officials, or other parties in accordance with Laws. Notwithstanding the foregoing, at the request of Tenant, Tenant and Landlord shall mutually agree on a public announcement of the execution of this Third Amendment and the extended Lease Term.

(i) Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the term of the Lease through and including the Expiration Date (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(j) The Premises have not undergone an inspection by a Certified Access Specialist (CASp). This notice is given pursuant to California Civil Code Section 1938.

(k) This Third Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Third Amendment may be executed in “pdf” format and each party has the right to rely upon a pdf counterpart of this Third Amendment signed by the other party to the same extent as if such party had received an original counterpart.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Third Amendment as of the Third Amendment Effective Date.

LANDLORD:

HMC MID-MARKET VENTURES LLC,a Delaware limited liability company

By:	/s/ Illegible
Name:	Illegible
Title:	President

TENANT:

ZENDESK INC.,
Delaware corporation

By:	/s/ Mikkel Svane
Name:	Mikkel Svane
Title:	Chief Executive Officer